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DOCUMENT 10.2
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                       SERVICE AGREEMENT



                            between



                     PURE CYCLE CORPORATION



                              and



                RANGEVIEW METROPOLITAN DISTRICT,
      ACTING BY AND THROUGH ITS WATER ACTIVITY ENTERPRISE

                       TABLE OF CONTENTS

                                                             Page

RECITALS                                                        1

AGREEMENT                                                       4

ARTICLE I    Definitions                                        4
                  1.1                                 Lowry Range     4
                  1.2                            Non-Export Water     4
                  1.3                                 Definitions     4
                  1.4                    Intent of This Agreement     4

ARTICLE II   Grant and East Cherry Creek Revenues               5
                  2.1                        Appointment of Agent     5
                  2.2                  East Cherry Creek Revenues     5

ARTICLE III  Rangeview Representations and Covenants            5
                  3.1                                       Lease     5
                  3.2                       Conflicts of Interest     5

ARTICLE IV   Construction of Facilities                         6
                  4.1                                Construction     6
                  4.2                                     Quality     7
                  4.3          Rules and Regulations of Rangeview     7

ARTICLE V    Coordination  of Export and  Non-Export
             Water                                              7
                  5.1                  Substitution of Facilities     7
                  5.2Right to Use Transmission Lines; Infrastructure       7

ARTICLE VI   Ownership,  Operation, and  Maintenance
             of Facilities                                      8
                  6.1              Ownership Prior to Termination     8
                  6.2                   Ownership Post-Expiration     8
                  6.3                  Ownership Post-Termination     8

ARTICLE VII  Obligations of Pure Cycle                          8
                  7.1                                Water System     8
                  7.2                                     Control     8
                  7.3                          Phased Development     9
                  7.4                              Administration     9
                  7.5                                     Records     9

                  7.6                                    Services     9
                  7.7                                    Recharge    10
                  7.8                        Compliance with Laws    10
                  7.9                        Permits and Licenses    10
                  7.10                                      Taxes    10
                  7.11     Limitations on Use of Non-Export Water    10
                  7.12                                  Financing    10
                  7.13                                  Reporting    10
                  7.14                                     Access    11

ARTICLE VIII Billing and Rates                                 11
                  8.1                                       Rates    11
                  8.2                                     Billing    11
                  8.3                               Renegotiation    12
                  8.4                                    Reserves    12
                  8.5                          Reports and Audits    13

ARTICLE IX   Management of Non-Export Water                    14
                  9.1                     Use of Non-Export Water    14
                  9.2               Insufficient Non-Export Water    14

ARTICLE X    Rights-of-Way                                     15
                  10.1                                Master Plan    15
                  10.2                              Rights-of-Way    15
                  10.3                     Fees for Rights-of-Way    15
                  10.4Condemnation of Land Not Owned by the Land Board    15

ARTICLE XI   Indemnification                                   16
                  11.1                                    General    16
                  11.2                                      Liens    16
                  11.3                           Mutual Indemnity    16

ARTICLE XII  Financing                                         16
                  12.1                       Review by Land Board    16

ARTICLE XIII Insurance and Bonds                               17
                  13.1                                  Insurance    17
                  13.2                                      Bonds    17
                  13.3                        Bond of Contractors    17

ARTICLE XIV  Term, Default and Termination                     18
                  14.1                             Effective Date    18
                  14.2                                       Term    18
                  14.3                    Default and Termination    18
                  14.4                  Declaration of Forfeiture    19
                  14.5            Pure Cycle Right of Termination    20
                  14.6                       Termination of Lease    20

ARTICLE XV   General Provisions                                20
                  15.1                                 Assignment    20
                  15.2                  Third Party Beneficiaries    20
                  15.3                                     Notice    20
                  15.4                               Construction    21
                  15.5                           Entire Agreement    21
                  15.6                                  Authority    21
                  15.7                                     Copies    22
                  15.8                               Counterparts    22
                  15.9                                  Amendment    22
                  15.10                       Compliance with Law    22
                  15.11                            Binding Effect    22
                  15.12                              Severability    22
                  15.13Duty of Good Faith and Fair Dealing; Regular Consultation 22
                  15.14                         Further Assurance    22
                  15.15                             Governing Law    23
                  15.16                               Arbitration    23
                  15.17            Litigation and Attorneys' Fees    23
                  15.18                             Force Majeure    23

                       SERVICE AGREEMENT


           THIS SERVICE AGREEMENT (the "Agreement") is entered into as of the 11th day of April, 1996, by and between PURE CYCLE CORPORATION, a Delaware corporation ("Pure Cycle"), and RANGEVIEW METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its water activity enterprise ("Rangeview").


                            RECITALS

          18. Rangeview is a special district organized pursuant to Title 32 of the Colorado Revised Statutes with the power, among others, to supply water for domestic and other public and private
purposes.   Rangeview's water activity enterprise was established
by resolution of the district adopted at a public meeting of its board of directors on September 11, 1995, and effective as of the date of its adoption.

          19. Pure Cycle is a corporation involved in the acquisition and development of water.

          20. In November 1990, Inco Securities Corporation ("Inco") entered into (i) option agreements (the "Bond Options") which
collectively  granted  Inco  the  right  to  purchase   Rangeview
Metropolitan District Water Revenue Bonds, Series 1988 M, in  the
principal amount of $17,771,200, Rangeview Metropolitan  District
Water Revenue Notes, Series 1987 A-L, in the principal amount  of
$5,000,000,  and  Rangeview Metropolitan District  Water  Revenue
Notes,  Series  1988 A-L, in the principal amount  of  $2,142,858
(collectively the "Rangeview Bonds and Notes"), which constituted
substantially  all  of  the outstanding debt  of  Rangeview.   In
addition, Inco entered into an Option Agreement For Sale and Operation of Production Right with Rangeview, dated as of November 14, 1990, as amended ("Inco Water Option Agreement"), pursuant to which Inco acquired an option to acquire certain rights to 10,000 acre-feet of water per year (the "Inco Water
Rights") from Rangeview.

          21. Pure Cycle and Inco entered into a certain Water Rights Commercialization Agreement, dated as of December 11, 1990, as amended (the "Commercialization Agreement") pursuant to which Inco and Pure Cycle agreed to jointly develop and market the Inco
Water Rights and to share in the profits therefrom and Pure Cycle obtained certain rights to become the assignee of Inco's rights under the Bond Options and the Inco Water Option Agreement.

          22. Pure Cycle sold portions of its right to profits from the Inco Water Rights under the Commercialization Agreement and certain of the Rangeview Bonds and Notes which it acquired pursuant to the Bond Options to finance (i) partial exercises of the Bond Options, (ii) extensions of the Inco Water Option
Agreement, (iii) marketing efforts to sell the Inco Water Rights, and (iv) loans to Rangeview to finance administrative and legal expenses of Rangeview.

          23. Rangeview's right to sell the Inco Water Rights derived from a Lease between Rangeview and the State of Colorado, acting through the State Board of Land Commissioners (the "Land Board") denominated Lease Number S-37280, dated April 26, 1982, as amended (the "Original Lease").

          24. A lawsuit was filed in the District Court in and for the City and County of Denver (the "Denver District Court") on
October 28, 1994 styled Apex Investment Fund II. L.P., et al.  v.
Colorado  State  Board  of  Land  Commissioners,  et  al.,   Case
No.  94-CV-5405  (Courtroom  I) (the "Denver  Lawsuit")  by  Pure
Cycle, Inco and a number of investors who acquired interests in the Rangeview Bonds and Notes from Pure Cycle to resolve various claims relating to the status and validity of the Original Lease, the Inco Water Option Agreement, and the Rangeview Bonds and
Notes.

          25. As part of the settlement of the Denver Lawsuit, Inco assigned its remaining rights and obligations under the Bond
Options and the Inco Water Option Agreement to Pure Cycle.

          26. As part of the settlement of the Denver Lawsuit, the Land Board and Rangeview have entered into an Amended and Restated Lease Agreement dated the date hereof (the "Lease") which supersedes the Original Lease. A copy of this Agreement is attached to the Lease as Exhibit B.

          27. As part of the settlement of the Denver Lawsuit, Pure Cycle, Inco and Rangeview have agreed to supersede the Inco Water
Option Agreement with an Agreement for Sale of Export Water between Rangeview and Pure Cycle, dated the date hereof (the
"Export Water Agreement").

          28. Article 9 of the Lease provides that Rangeview may enter into a contract in the form of this Agreement with a service provider to provide water services to surface tenants, occupants, developers, landowners and all other water users on the Lowry Range (as defined in Section 1.1) (collectively "Water Users"), subject to the terms and conditions set forth in the Lease.

          29. Subject to entry of a judgment in the Denver Lawsuit in conformance with the terms of the settlement, Pure Cycle has purchased all remaining Rangeview Bonds and Notes not already owned by Pure Cycle.

          30. As part of the settlement of the Denver Lawsuit, Rangeview is required to acquire and retire the Rangeview Bonds and Notes.

          31. Pure Cycle is willing to convey the Rangeview Bonds and Notes to Rangeview provided Pure Cycle obtains the Export Water
(as defined in the Lease) pursuant to the Export Water Agreement and the rights granted under this Agreement in exchange for such Rangeview Bonds and Notes. In order to assure that future revenues of Rangeview are sufficient to compensate Pure Cycle for the conveyance of its Rangeview Bonds and Notes hereunder, including any interest due on such bonds and notes, Pure Cycle is willing to provide water services, pursuant to the terms and conditions set forth in the Lease and herein, to Water Users in exchange for the revenues described in Sections 2.2 and 8.2 of this Agreement.

          32. The Export Water Agreement provides for the conveyance by Pure Cycle of the Rangeview Bonds and Notes to Rangeview for retirement in exchange for the rights granted to Pure Cycle hereunder and under the Export Water Agreement.

          33. Rangeview believes that settlement of the Denver Lawsuit is in the best interest of Rangeview and is desirous of acquiring and retiring the Rangeview Bonds and Notes in exchange for (i) Pure Cycle's acquisition of the Export Water pursuant to the Export Water Agreement; and (ii) Pure Cycle's commitment to construct, maintain and operate the infrastructure necessary to deliver water service to Water Users and to provide such water service to Water Users as Rangeview's agent in accordance with the terms of the Lease and this Agreement.

          34. Rangeview has determined that it is in the best interest of Rangeview to settle the Denver Lawsuit on the terms proposed and to engage Pure Cycle to provide water services to Water Users for a number of reasons, including the following:

               (1) The Rangeview Bonds and Notes were to be repaid from revenues received from selling water under the Original Lease to water users on the Lowry Range; however, the Land Board has not yet sold or developed the Lowry Range and Rangeview has no assurance that the Land Board will ever do so. Due to the lack of development on the Lowry Range, Rangeview has been unable to pay principal and interest on the Rangeview Bonds and Notes and, therefore, they have accrued over $15,000,000 in interest.
Therefore, Rangeview views a settlement which results in a retirement of the Rangeview Bonds and Notes as beneficial to the district.

               (2) Pure Cycle has a long-term relationship with Rangeview and is very familiar with the Water Rights (as that term is defined in the Lease).

               (3)       Pure Cycle has expertise in the area of water
development,   including  the  financial  feasibility   of   such
development.

               (4) Rangeview has obligations under the Lease to develop the Water Rights and to acquire additional water, if necessary.
Rangeview  does  not have the financial ability or  expertise  to
develop  the  Water  Rights  or  acquire  additional  water.   By
utilizing Pure Cycle's financial and development expertise, Rangeview will be able to meet its obligations under the Lease.

                           AGREEMENT

           In consideration of the foregoing, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                           ARTICLE I

                          Definitions

          (2) Lowry Range. "Lowry Range" shall mean the approximately 24,567.21 acres, more or less, according to U.S.
Government survey, in Arapahoe County, Colorado more particularly described as follows:

                     Township 5 South, Range  64  West,
               Sections 7 through 10: all; Sections  15
               through 22: all; Sections 27 through 34: all.

                     Township 4 South, Range  65  West,
               Sections 33:  all; and 34: all.

                     Township 5 South, Range  65  West,
               Section 3:  all; Sections 10 through 15:
               all, less certain surface rights granted
               for  (but including the water under) the
               Aurora   Reservoir)   in   Section   15;
               Sections  22  through  27:   all,   less
               certain surface rights granted for  (but
               including  the water under)  the  Aurora
               Reservoir in Section 22; Sections 35 and
               36:   all;  Section 34:  north  2,183.19
               feet.

                     Township 5 South, Range 66 West, Section 36:
               all.

          (3) Non-Export Water. "Non-Export Water" shall have the meaning set forth in the Lease.

          (4) Definitions. Capitalized terms used but not defined herein shall be defined as set forth in the Lease.

          (5) Intent of This Agreement. This Agreement is intended to provide the terms and conditions under which Pure Cycle will act as Rangeview's agent to provide water service to Water Users consistent with the obligations of Rangeview under the Lease.


                           ARTICLE II

              Grant and East Cherry Creek Revenues

          (6) Appointment of Agent. During the term of this Agreement and subject to the terms of the Lease (which terms are incorporated herein by reference), Rangeview hereby grants to Pure Cycle the sole and exclusive right to use the Non-Export Water as its agent for the sole purpose of providing water services to the Water Users. To the extent, if any, that the terms of this Agreement are contrary to, or inconsistent with, the terms of the Lease, the provisions of the Lease shall control and govern the conduct of the parties hereto. By execution of this Agreement, Pure Cycle, as service provider to Rangeview, consents and agrees to be bound by the Lease provisions relative to the service provider.

          (7) East Cherry Creek Revenues. Rangeview acknowledges that Pure Cycle has loaned funds to Rangeview to operate the district, which loans are documented in a promissory note dated
April  17, 1995 (the "Note").  The outstanding principal  balance on the Note as of the date of this Agreement is $192,600. Rangeview agrees that it will apply any revenue received by Rangeview pursuant to the East Cherry Creek Agreement (i) toward payment to the Land Board of its share of such revenues pursuant to Section 10.1 of the Lease, (ii) to establish a fund for Rangeview's budget for the district's current calendar year operations, (iii) to establish and maintain the reserve required by Section 8.9 of the Lease, and (iv) remaining revenues, if any, toward repayment of the Note, and once the Note has been repaid in full, Rangeview agrees to pay to Pure Cycle ninety-five percent (95%) of Rangeview's share of any remaining revenue
received   by  Rangeview  pursuant  to  the  East  Cherry   Creek
Agreement.


                          ARTICLE III

            Rangeview Representations and Covenants

          (8) Lease. Rangeview represents and warrants that all terms and conditions of the Lease have been complied with by it and, to its knowledge, by the Land Board. Rangeview shall not enter into any amendments to the Lease that affect Pure Cycle's rights and/or obligations under this Agreement without Pure Cycle's prior written approval. Rangeview agrees that it will comply with the terms of the Lease, including paying all rents and royalties due under the Lease, and maintain it in effect during the term of this Agreement. It shall not be a breach of this covenant if Rangeview's failure to maintain the Lease in effect is due to a breach of this Agreement or the Lease by Pure Cycle.

          (9) Conflicts of Interest. The parties hereto acknowledge that certain members of the board of directors of Rangeview are either  officers, directors or employees of Pure  Cycle  and  may have  conflicts  of  interest with regard  to  this  transaction.
Rangeview  represents and warrants that such board members  have,
pursuant  to   24-18-110, C.R.S., filed all necessary  disclosure
statements with Rangeview and the Colorado Secretary of State, that Rangeview has provided copies of such disclosure statements to the Land Board, and that those members with conflicts have abstained from voting on this Agreement. Pure Cycle represents and warrants that the members of Pure Cycle's board of directors who also serve on the Rangeview board of directors have fully disclosed such interests to the disinterested board members of Pure Cycle prior to obtaining board approval of this Agreement and those members with potential conflicts have abstained from voting on this Agreement.


                           ARTICLE IV

                   Construction of Facilities

          (10) Construction. Pure Cycle shall cause construction of a Water System (as defined below) to provide water service to meet the  demand  for  water  of Water Users and  shall  do  so  in  a commercially  reasonable time and manner consistent with  prudent water service practice in Colorado and consistent with Article  9
of   the   Lease,  subject  to  the  receipt  of  all   necessary
governmental  approvals.  Upon receiving a  written  request  for water  service from a Water User, Rangeview shall give Pure Cycle written  notice of such request.  Within thirty (30)  days  after receipt  of  all information necessary to establish  the  service needs of the Water User, Rangeview and Pure Cycle shall establish a  schedule identifying the scope of improvements and the  timing of  construction ("Construction Schedule") for such  Water  User.
Upon  execution of a tap purchase agreement with such Water  User or some other agreement which secures the Water User's commitment to  purchase  water  taps  or receive water  service,  which  tap purchase agreement shall indicate that Rangeview's commitment for
service   is  subject  to  the  completion  of  the  improvements
identified  in  the Construction Schedule or such other  time  as would  be  consistent  with the Lease,  Pure  Cycle  shall  cause construction of the identified improvements pursuant to the  time frame  set forth in the Construction Schedule.  Once construction is  completed, Pure Cycle will provide Rangeview with  copies  of the plans for the improvements as built.  The term "Water System"
shall  mean  wells,  intake lines, pumps,  treatment  facilities, transmission systems, storage facilities and all other components of  a  water supply system to provide Non-Export Water  to  Water
Users.   Pure Cycle shall cause the Water System to be  completed
in a workmanlike manner and in compliance with the plans approved by Rangeview, which approval will not be unreasonably withheld or delayed.  Pure Cycle shall make available to Rangeview copies  of
any   and   all  construction  contracts  and  related  documents
concerning the Water System. Twenty-one (21) days prior to the execution of any construction contract related to the Water
System in excess of One Million Dollars ($1,000,000), Pure Cycle shall provide Rangeview with a copy of such contract (a draft being acceptable if finals are not available) and information regarding how the improvements will be financed and how such financing obligation will be paid. Rangeview shall review such information for the sole purposes of determining whether such contract is commercially reasonable and in compliance with prudent water provider practice in Colorado and whether the project is fiscally viable. Rangeview shall be deemed to have consented to the contract unless, within fourteen (14) days of the date of delivery of the contract, it delivers to Pure Cycle a notice specifically stating the reasons for its determination that the proposed contract is not commercially reasonable, is not in compliance with prudent water provider practice in Colorado, or the project is not fiscally viable. Disputes, if any, as to matters under this Section will be submitted to arbitration pursuant to Section 15.16, and a hearing shall be held within fourteen (14) days of submission of the matter to arbitration.

          (11) Quality. Pure Cycle shall cause the Water System to be designed to comply with applicable requirements of the federal
Safe  Drinking Water Act or such other similar or successor  laws
(the  "Safe Drinking Water Act") in effect at the time the  Water
System is constructed. In addition, Pure Cycle shall operate and maintain the Water System, and to the extent necessary, modify or upgrade the Water System, such that the water provided through the Water System complies with the Safe Drinking Water Act;
provided, however, that it shall not be a default of this Section if at any time the water fails to comply with the requirements of the Safe Drinking Act, Pure Cycle cures such noncompliance within thirty (30) days of learning of such noncompliance, or if more than thirty (30) days is reasonably required to cure such noncompliance, Pure Cycle commences to correct the problem within thirty (30) days and thereafter prosecutes the same to completion with reasonable diligence.

          (12) Rules and Regulations of Rangeview. All construction, operation, and maintenance of the Water System shall be performed in accordance with the Rangeview Metropolitan District Rules and Regulations, as adopted from time to time (the "Rules and Regulations") which shall not be inconsistent with the terms of the Lease.


                           ARTICLE V

          Coordination of Export and Non-Export Water

          (13) Substitution of Facilities. In connection with the provision of Non-Export Water to Water Users, Pure Cycle shall
(i) be entitled, at Pure Cycle's option subject to Rangeview's consent which shall not be unreasonably withheld, to exercise Rangeview's right to substitute facilities and (ii) have the obligation to provide substitute facilities on Rangeview's behalf to the Export Water Purchaser as provided in Section 8.3 of the Lease.

          (14) Right to Use Transmission Lines; Infrastructure. Pursuant to the Lease, all contracts for the sale of Export Water will provide for construction of excess capacity in Export Water transmission lines only within the Lowry Range, so as to accommodate the transmission of water for on-site use within that portion of the Lowry Range which may be served by those lines. Ownership of the excess capacity needed for use on the Lowry Range will be transferred to Rangeview at such time as such capacity is utilized, under agreements which provide for the payment by Rangeview of a proportionate share of operation, maintenance and replacement costs. Rangeview agrees to provide such excess capacity to Pure Cycle to provide the services
contemplated   hereunder  and  Pure  Cycle   agrees   to   assume
Rangeview's obligations with respect to operation, maintenance and replacement costs under the excess capacity agreements for so long as this Agreement is in effect.


                           ARTICLE VI

      Ownership, Operation, and Maintenance of Facilities

          (15) Ownership Prior to Termination. Rangeview shall own the Water System, Pure Cycle shall operate and be responsible for the  maintenance  of the Water System.  Subject to  Pure  Cycle's obligations under Section 8.2, Rangeview shall own, operate,  and be responsible for maintenance of meters installed to measure the
quantity  of  Non-Export  Water  delivered  to  Water  Users   in
accordance with Section 7.1.

          (16) Ownership Post-Expiration. In the event this Agreement expires pursuant to Section 14.2 or terminates pursuant to
Section 14.6, title to any rights-of-way on the Lowry Range  used exclusively  for delivering Non-Export Water and any interest  of
Pure  Cycle in the Water System or shared facilities for delivery
of   Non-Export  Water  pursuant  to  agreements   described   in
Section 5.2 or otherwise, shall automatically, without the necessity of any further action by the parties, revert and be transferred to the Land Board as of the date of such expiration or termination in accordance with Section 14.1 of the Lease.

          (17) Ownership Post-Termination. In the event this Agreement is terminated by Rangeview pursuant to Section 14.3 or by Pure Cycle pursuant to Section 14.5, Pure Cycle shall surrender all of Pure Cycle's interest in rights-of-way on the Lowry Range used exclusively for delivering Non-Export Water and any interest of Pure Cycle in the Water System or shared
facilities   for  delivery  of  Non-Export  Water   pursuant   to
agreements described in Section 5.2 or otherwise, to Rangeview in accordance with Section 14.4 of this Agreement.


                          ARTICLE VII

                   Obligations of Pure Cycle

          (18) Water System. At its cost, Pure Cycle shall provide a Water System for Water Users in a commercially reasonable manner consistent  with prudent water provider practice in  Colorado  in order to meet the demand of Water Users for water subject to  the
terms  and  conditions  of  the Lease  and  this  Agreement.   In
addition, Pure Cycle shall install meters, in accordance with the Rules and Regulations, capable of measuring the quantity of Non-
Export Water delivered to Water Users. Pure Cycle acknowledges that unless expressly agreed to by the Land Board in writing, the Non-Export Water, the Water System and the rights-of-way on and aquifers under the Lowry Range required to deliver Non-Export
Water and any other rights granted with respect to the Non-Export
Water under the Lease, shall not be used for any business or other purpose except to provide water service consistent with this Agreement, the Lease and the water decrees by which such water has been or may be adjudicated.

          (19)      Control.  Pure Cycle shall have the responsibility for
and  control  over   the  details and  means  for  providing  the
services  hereunder subject to the requirement that the  services
be   provided  in  a  commercially  reasonable  time  and  manner consistent with prudent water service practice in Colorado and in accordance with the Lease, this Agreement and the Rules and Regulations.

          (20) Phased Development. Pure Cycle may phase the installation of the Water System in accordance with the needs of Water Users, it being understood that additional Water Users will be generated or created only upon the development of the Lowry Range. Pure Cycle shall have no obligation whatsoever to install or create access to a Water System in advance of the need for such facilities, such need to be based upon commercially reasonable standards for similar development projects. To the extent portions of the Lowry Range have been sold by the Land Board, Pure Cycle agrees to provide Rangeview with a reasonable long range development plan for such land.

          (21)      Administration.  Pure Cycle shall operate, maintain and
administer   the  Water  System,  including  billing   (but   not
collecting)  all  charges for water services in  accordance  with
Article VIII and issuing taps on behalf of Rangeview. Taps for Non-Export Water shall not be issued based on "unused cumulative rights under the decrees" (as that phrase is defined in the Lease).

          (22) Records. Pure Cycle shall keep and maintain accurate files of all contracts concerning the Water System and all other records necessary to the orderly administration and operation  of the Water System which are required to be kept by local, state or
federal   statutes,  ordinances  or  regulations  or  which   are
necessary to comply with the Lease. Pure Cycle shall provide a copy of each executed contract concerning the Water System within three days.

          (23) Services. Pure Cycle shall employ or contract with such engineers and qualified operators as it deems appropriate, to perform the duties of operating the Water System, including the following:

               1. cooperating with Rangeview and other state, county, local and federal authorities in providing such tests as are necessary to maintain compliance with appropriate governmental standards;

               2. supervising the connection of lines to private development and recording such connections for billing proposes in accordance with Section 8.2;

               3. coordinating construction with various utility companies to ensure minimum interference with the Water System;

               4. performing all maintenance and repairs necessary to continue the efficient operation of the Water System;

               5. providing for the services of subcontractors necessary to maintain and continue the efficient operation of the Water
System; and

               6.        providing for emergency preparedness to provide
response   to   emergencies,  including,  but  not  limited   to,
interruption of services because of line breaks, freeze-up or other mechanical problems.

To the extent Pure Cycle engages contractors, it shall require such contractors to maintain bonds and insurance, including workers' compensation insurance, in compliance with applicable laws, the Lease, and the Rules and Regulations.

          (24) Recharge. Pure Cycle shall have the right to artificially recharge (but only as to the provision of water to Water Users pursuant to this Agreement) and to store the recharged water in the aquifers from which such Non-Export Water is withdrawn (but only to the extent all or some of the Non-Export Water has been withdrawn from the aquifers by Pure Cycle) and to withdraw such artificially recharged and stored water in accordance with Section 6.2(a) of the Lease.

          (25) Compliance with Laws. Pure Cycle shall comply with all applicable government statutes, regulations, ordinances, permits
and   orders,  including  the  Rules  and  Regulations  and,   if
applicable,  Colo.  Rev.  Stat.   24-91-103,  103.5   and   103.6
(1995 Supp.), in its performance under this Agreement.

          (26) Permits and Licenses. Pure Cycle shall, at its own expense, apply for and obtain all necessary building, occupancy, well and other permits and licenses which may be required by any governmental entity which has jurisdiction over the operations to be performed by Pure Cycle pursuant to this Agreement. All well permits shall be obtained in the name of the Land Board and, if necessary, Rangeview as lessee.

          (27) Taxes. Pure Cycle shall be solely responsible for and shall pay all taxes, fees, charges and assessments, if any, in connection with the work or the materials to be utilized in accomplishing the activities of Pure Cycle pursuant to this Agreement.

          (28) Limitations on Use of Non-Export Water. Pure Cycle shall not use, transfer, or otherwise dispose of Non-Export Water, including any re-use or successive use of such Non-Export Water, outside the boundaries of the Lowry Range without the express written consent of the Land Board in accordance with the Lease.

          (29) Financing. Pure Cycle shall be responsible for financing its obligations hereunder with the funds it receives pursuant to this Agreement or from such other sources as it deems desirable subject to Section 4.1 hereof and the terms of the Lease.

          (30) Reporting. In addition to the reports required pursuant to Section 8.5, Pure Cycle agrees to provide Rangeview with annual budgets and business plans with respect to the Water System and such other information as Rangeview may reasonably request in order to assure itself that the demands of Water Users are being adequately provided for and to assist Rangeview in its
long-term  planning  efforts.   Pure  Cycle  shall  also  provide
courtesy copies of annual budgets and business plans to the  Land
Board.   Pure  Cycle  shall  also  supply  Rangeview  with   such
information as Rangeview may reasonably require to comply with its obligations to state, county, local and federal authorities, including, for example, the results of tests on the quality of the water and information concerning compliance with health and safety regulations.

          (31) Access. Pure Cycle agrees to permit the Land Board access to the Lowry Range to the same extent Rangeview is required to grant the Land Board access under Section 5.1(b) of the Lease.


                          ARTICLE VIII

                       Billing and Rates

          (32) Rates. Rangeview will establish the tap fees, usage charges, and service charges, including late payment charges, to be imposed upon the Water Users for the water services provided by Pure Cycle hereunder consistent with Section 8.2 of the Lease.

          (33)      Billing.

               1. Pure Cycle shall read the meters and bill the Water Users for water services provided hereunder, including all tap fees,  usage charges, and service charges, on behalf of Rangeview
and  in  accordance  with the Rules and Regulations.   The  bills
shall provide that payment shall be made by Water Users to Rangeview at an address designated by Rangeview. Rangeview shall have the option, upon sixty (60) days written notice to Pure
Cycle, to assume the obligation of reading meters and billing hereunder. Pure Cycle shall have the option upon sixty (60) days written notice to Rangeview to relinquish the obligation of reading meters and billing hereunder. In either case, Pure Cycle shall deliver to Rangeview the records necessary to enable
Rangeview to perform such services. Pure Cycle shall thereafter continue to perform all obligations hereunder except those pertaining to billing. If Rangeview's costs are significantly impacted by the transfer of billing responsibilities, the amounts paid to Pure Cycle under this Agreement shall be subject to renegotiation under Section 8.3.

               2.        Rangeview shall be responsible for collection efforts
on  delinquent  accounts.   To  the extent  necessary  to  enable
Rangeview to determine royalties due under the Lease, Pure  Cycle shall  code the bills in a manner which will enable Rangeview  to distinguish which bills are for recharged water and of such bills which  are  to  Title  32 water districts  or  similar  municipal entities  supplying  water  for public use  ("Public  Entities").
After deducting the amount required to be paid or accrued to  pay the  royalties  required for Non-Export Water  under  the  Lease,
Rangeview shall pay Pure Cycle on or before the 15th day of  each
month   ninety-five  percent  (95%)  of  all  remaining   amounts
collected  by  Rangeview from Water Users in the previous  month.
Such  payment  will  be  accompanied by a report  from  Rangeview specifying the amount received by Rangeview from Public  Entities for  recharged  water and the amount received by  Rangeview  from
other  Water  Users  in  the previous month.   Once  the  royalty
obligation set forth in Section 7.3(b) of the Lease becomes applicable, Pure Cycle shall provide Rangeview with a report on or before the 10th day of each month specifying those costs and expenses of Pure Cycle for the preceding month which are components of Net Profits (as that term is defined in the Lease) in order to enable Rangeview to determine the royalties payable under the Lease and the amount payable to Pure Cycle for the previous month.

          (34) Renegotiation. The parties acknowledge that due to the fact that the Lowry Range has not yet been developed and Water
Users  and the Water System do not yet exist, the operating costs of  Rangeview and Pure Cycle with respect to the water service to be  provided  hereunder are unknown.  Therefore,  notwithstanding the  provisions  of  Section 8.2, if the  five  percent  (5%)  of
revenues   retained  by  Rangeview  are  insufficient  to   cover
Rangeview's costs relating to the provision of water service with respect  to Non-Export Water, including, without limitation,  the proportionate  share  of Rangeview's reasonable  general,  legal, administrative, engineering, regulatory compliance, and long-term planning  costs attributable to provision of water  service  with respect  to Non-Export Water and Rangeview's reserve requirements pursuant  to  Section 8.9 of the Lease, Pure Cycle and  Rangeview
shall  negotiate an amendment to Section 8.2 in good faith  which provides  Rangeview with sufficient revenues from this  Agreement to  cover  its  costs relating to the provision of water  service
with   respect  to  Non-Export  Water.   During  any  period   of
renegotiation,   each  party  shall  continue  to   perform   its
obligations  under this Agreement.  Disputes as to an appropriate amendment  to  provide Rangeview with sufficient  revenues  under
this   Section  will  be  settled  by  arbitration  pursuant   to
Section 15.16 of this Agreement.

          (35)      Reserves.

               1.        Rangeview shall utilize the five percent (5%) of
revenues  retained  by  it  pursuant  to  Section  8.2  and,   if
applicable, the five percent (5%) of revenues retained by it pursuant to Section 2.2 from the East Cherry Creek Agreement,
(i) to pay proper and necessary expenses related to the functions of Rangeview, (ii) to build and maintain the reserve required by
Section 8.9 of the Lease (which reserve is equal to thirty-three percent (33%) of the Operating Expenses budgeted by Rangeview and Pure Cycle for the then current calendar year), (iii) to establish a fund for Rangeview's budget for the following calendar year, and (iv) to increase the reserve fund described in
(ii)  above  to  an amount equal to fifty (50%) of the  Operating
Expenses budgeted by Rangeview and Pure Cycle for the then current year. The reserve fund shall be continuously maintained and may be utilized by Rangeview solely for paying lawful obligations relating to the provision of Non-Export Water to Water Users as required by Section 8.1 of the Lease.

               2. Pure Cycle agrees that if and to the extent at any time monies are not available to Rangeview to fund the reserve which
Rangeview is required to maintain pursuant to Section 8.9 of  the
Lease  or if monies in such reserve are withdrawn (for a  purpose permitted  by  Section 8.4(a) above and by  Section  8.9  of  the
Lease) such that the amount of the reserve drops below the amount which Rangeview is required to maintain pursuant to the Lease and such  reserve  cannot reasonably be expected to be  reestablished from anticipated income to Rangeview within one year, then within thirty  (30)  days  of receipt of notice from Rangeview  of  such fact,  Pure Cycle shall deliver funds to Rangeview sufficient  to replenish the reserve fund to the level required pursuant to  the
Lease.   Notwithstanding the fact that the reserve can reasonably
be expected to be reestablished within one year, Pure Cycle agrees to deliver funds to Rangeview sufficient to replenish the reserve fund to the level required pursuant to the Lease at the time this Agreement terminates. If Pure Cycle has given notice to Rangeview pursuant to Section 14.5 of Pure Cycle's election to terminate this Agreement, any use by Rangeview of the reserve fund in a manner which would cause Pure Cycle to be required to replenish the fund pursuant to the foregoing sentence because the termination date of this Agreement will occur sooner than the date on which the reserves are reasonably expected to be reestablished shall require the prior written consent of Pure
Cycle, which consent shall not be withheld to the extent it is necessary to make such expenditure at that time.

               3. Any dispute as to the necessity of an expenditure or whether the reserve fund can reasonably be expected to be reestablished from anticipated income within one year shall be submitted to arbitration pursuant to Section 15.16 of this Agreement.

          (36)      Reports and Audits.

               1. Within twenty-five (25) days after the end of each calendar year, until such time as Rangeview notifies Pure Cycle that production of Export Water and/or Non-Export Water has reached 500 acre feet in any calendar year, and thereafter on or before the twenty-fifth (25th) day following the end of each calendar quarter during the term of this Agreement, Pure Cycle shall deliver a report to Rangeview which specifies the quantity of Non-Export Water (including any recharged or stored water pursuant to Section 6.2(a) of the Lease) delivered by Pure Cycle, the amount of Gross Revenues or, if applicable, Retail Sales
Price  relating  to the sale or other disposition  of  Non-Export
Water, and, if applicable, the costs and expenses of Pure Cycle for such period which are components of Net Profits and such other information as may be necessary in order to enable
Rangeview  to comply with its reporting obligations to  the  Land
Board regarding the accuracy of royalties paid under the Lease.

               2. Pure Cycle shall prepare and keep full, complete, and proper books, records and accounts of all Non-Export Water
(including   any   recharged   or  stored   water   pursuant   to
Section  6.2(a)  of  the  Lease) sales or  dispositions  and,  if applicable, expenses of Pure Cycle included in the calculation of
Net  Profits  and  shall  document such transactions  as  may  be required by law.  Said books, records, and accounts of Pure Cycle shall  be open at all reasonable times, upon three (3) days prior
written   notice,  to  the  inspection  of  Rangeview   and   its
representatives, and upon ten (10) days prior written notice, to the inspection of the Land Board and its representatives, who may, at Rangeview's or the Land Board's expense, as applicable, copy or extract all or a portion of said books, records, and accounts for a period of five (5) years after the date such books, records and accounts are made. Rangeview or the Land
Board may, upon no less than fourteen (14) days' prior written notice to Pure Cycle, cause a partial or complete audit to be made at Rangeview's or the Land Board's expense, as applicable, by an auditor selected by Rangeview or the Land Board, as applicable, of the entire records and operations of Pure Cycle for a five (5) year period preceding the date of the audit relating to the Lowry Range and Non-Export Water use pursuant to this Agreement. Within fourteen (14) days following receipt of such a notice, Pure Cycle shall make available to the auditor the books and records the auditor reasonably deems necessary or desirable for the purpose of making the audit. If the results of the audit reveal a deficiency in the amounts paid by Rangeview to the Land Board under the Lease as a result of inaccurate reports provided by Pure Cycle to Rangeview, then Pure Cycle shall refund the revenues it received from Rangeview under Section 8.2 which should have been paid to the Land Board together with interest thereon at the rate of two percent (2%) per month from the date or dates such amounts should have been paid to the Land Board.
If such inaccuracies resulted in a deficiency to the Land Board in excess of two percent (2%) of the royalties previously computed by Rangeview for the period covered by the audit, then
Pure Cycle shall also pay the actual cost of the audit.

               3.        Rangeview shall prepare and keep full, complete, and
proper  books,  records  and accounts  of  all  collections  with respect  to Non-Export Water (including any recharged  or  stored
water  pursuant  to  Section  6.2(a)  of  the  Lease)  sales   or
dispositions  and, if applicable, expenses of Rangeview  included in  the  calculation  of  Net Profits  and  shall  document  such transactions as may be required by law.  Said books, records, and accounts  of Rangeview shall be open at all reasonable  times  to the  inspection  of  Pure Cycle and its representatives  who  may also,  at Pure Cycle's expense, audit, copy or extract all  or  a portion of said books, records, and accounts for a period of five
(5)  years  after the date such books, records and  accounts  are
made.   Pure  Cycle may, upon fourteen (14) days'  prior  written
notice to Rangeview, cause a partial or complete audit to be made at Pure Cycle's expense, by an auditor selected by Pure Cycle, of the  entire records and operations of Rangeview relating  to  the
Lowry   Range  and  Non-Export  Water  collections  and  expenses
pursuant  to this Agreement.  Within fourteen (14) days following receipt of such a notice, Rangeview shall make available  to  the auditor  the  books  and records the auditor deems  necessary  or desirable for the purpose of making the audit.  Any deficiency in the  payment  of amounts due Pure Cycle pursuant to  Section  8.2 determined by such audit shall be immediately due and payable by Rangeview together with interest thereon at the rate of two percent (2%) per month from the date or dates such amounts should have been paid. If such deficiency is in excess of two percent
(2%) of the amounts previously computed by Rangeview for the period covered by the audit, then Rangeview shall pay the actual cost of the audit, at the time the deficiency is paid.


                           ARTICLE IX

                 Management of Non-Export Water

          (37) Use of Non-Export Water. All use of Non-Export Water by Pure Cycle hereunder, including any re-use or successive use, shall be done in a commercially reasonable manner consistent with prudent water provider practice in Colorado in accordance with the Lease and the decrees adjudicating such water.

          (38) Insufficient Non-Export Water. To the extent that Non-Export Water is insufficient to provide water service to Water
Users,   Rangeview  is  obligated  under  the  Lease  to   locate
additional  sources of water for Water Users.  Pure Cycle  agrees
to  locate  such additional sources of water for Rangeview.   The
parties  acknowledge that if Rangeview acquires  such  additional water,  it  shall not be subject to the provisions of  the  Lease except  to  the extent required by the Lease.  In recognition  of the  fact that it will be more efficient and economical  to  have only  one  service  provider and to limit the number  of  parties jointly  using  and expanding the Water System, Rangeview  agrees that  if  it acquires such additional water, it shall  give  Pure
Cycle  the  first  opportunity to negotiate  a  service  provider agreement  with respect to any additional water.  To  the  extent
Pure Cycle desires to be the service provider for such additional water  but  the parties are unable to reach an agreement  on  the terms of such service provider agreement, the missing terms shall
be  settled by arbitration in accordance with Section 15.16.   In
establishing such terms, the parties agree that the arbitrator shall take into consideration prudent water provided practices in Colorado. The terms of this Agreement may be considered by the arbitrator in determining what terms would be consistent with prudent water provider practice in Colorado except to the extent such terms are influenced or dictated by the terms of the Lease.
Pure Cycle agrees that if Rangeview does not acquire additional water, Pure Cycle shall permit the Land Board, as required by the Lease, to jointly use and expand the Water System to the same extent Pure Cycle would have used and expanded such facilities consistent with prudent water provider practices in Colorado if Rangeview had acquired additional water to provide service to Water Users requesting service after the Non-Export Water is committed.


                           ARTICLE X

                         Rights-of-Way

          (39) Master Plan. As set forth in Exhibit D to the Lease, a master plan of rights-of-way, has been agreed upon with respect to the Lowry Range, subject to certain rights of the Land Board to amend the master plan.

          (40) Rights-of-Way. When a right-of-way on or under the Lowry Range is reasonably necessary to enable Pure Cycle to perform the services contemplated by this Agreement, Pure Cycle shall notify Rangeview. Rangeview shall file a request for the right-of-way with the Land Board in accordance with the Lease.
Upon grant of a right-of-way by the Land Board, Rangeview shall promptly notify Pure Cycle and, to the extent necessary to enable
Pure Cycle to perform its services hereunder, Rangeview shall grant a license to Pure Cycle to use the right-of-way granted by the Land Board. Such license shall be in the form of the license attached to the Lease as Exhibit G.

          (41) Fees for Rights-of-Way. Pure Cycle shall pay the costs (including, if applicable, legal and engineering fees) associated
with  obtaining  rights-of-way.   Pure  Cycle  acknowledges  that
pursuant to the Lease, the Land Board shall receive Fifty Dollars
($50.00)  per acre of the Lowry Range utilized as a right-of-way.
The Fifty Dollars ($50.00) is to be increased every five years proportionately to the five-year increase in the Index (as that term is defined in the Lease).

          (42) Condemnation of Land Not Owned by the Land Board. Upon Pure Cycle's request, Rangeview agrees to use its governmental powers of condemnation if condemnation is reasonably necessary to enable  Pure Cycle to perform the services contemplated  by  this
Agreement.   Rangeview agrees to grant Pure Cycle a  right-of-way
in such condemned property substantially in the form attached hereto as Exhibit A. The fee for such right-of-way shall be based on the fair market value of the right-of-way at the time of the grant assuming this Agreement will expire at the end of the term set forth in Section 14.2. Pure Cycle shall be responsible for the costs associated with Rangeview's condemnation of such land. Nothing herein shall grant power to condemn land owned by the Land Board or to interfere with the Land Board's rights under the Lease.


                           ARTICLE XI

                        Indemnification

          (43) General. Pure Cycle agrees that it shall jointly and severally with Rangeview indemnify and hold harmless the Land
Board against and from all liabilities, claims and demands, settlement or litigation expenses and related attorneys' fees
(hereafter "Indemnified Items") for personal injury or property damage arising out of, or caused by, any act or omission of Rangeview, Pure Cycle, their contractors, agents or employees.

          (44) Liens. Except with respect to liens or encumbrances expressly permitted under the Lease, Pure Cycle agrees that it shall jointly and severally with Rangeview indemnify and hold the Land Board harmless from and against all Indemnified Items relating to liens or claims of right to enforce liens arising from actions of Rangeview or Pure Cycle, its contractors and agents.

          (45) Mutual Indemnity. As between Pure Cycle and Rangeview, each party shall indemnify and hold harmless the other, to the extent permitted by law, against and from all Indemnified Items
(i) for personal injury or property damage arising out of, or caused by, any act or omission of such party, its contractors, agents or employees or (ii) relating to liens or claims of right to enforce liens arising from actions of such party, its contractors and agents. The party whose actions caused such liens to arise shall promptly cause any such lien to be removed notwithstanding the fact that such party may believe that there is a valid defense to any such claim. Such party shall retain the right to pursue any claims against the person filing the lien after any such lien is removed.


                          ARTICLE XII

                           Financing

          (46) Review by Land Board. Pursuant to Section 9.1(c) the Lease, Pure Cycle agrees to provide the Land Board with courtesy copies  of  any construction or financing contracts in excess  of
Five  Hundred  Thousand Dollars ($500,000) entered into  by  Pure
Cycle related to the provision of Non-Export Water to Water Users
(including  contracts  for the disposal of  effluent,  sewage  or sewerage)  ten  (10)  days prior to the  execution  of  any  such
contracts  (drafts  being  acceptable  if  finals  are  not   yet
available).


                          ARTICLE XIII

                      Insurance and Bonds

          (47) Insurance. Pure Cycle shall at all times carry insurance in amounts and with carriers acceptable to Rangeview for workers' compensation coverage fully covering all persons engaged in the performance of this Agreement in accordance with Colorado law, and for public liability insurance covering death and bodily injury with limits of not less than $1,500,000 for one person and $5,000,000 for any one accident or disaster, and property damage coverage with limits of not less than $500,000, which insurance shall name Rangeview and the Land Board as
additional  insureds.   Pure Cycle acknowledges  that  under  the
Lease, the Land Board has reserved the right to reasonably increase the required limits of insurance as the Land Board may deem appropriate from time to time. Rangeview shall give notice to Pure Cycle within five (5) days of receipt of a request from the Land Board to increase the limits of insurance. Pure Cycle shall promptly obtain such increased coverage and shall furnish the Land Board with proof of such coverage; provided that, if Pure Cycle disputes the reasonableness of such request, Pure Cycle shall have the right to submit such dispute to arbitration in accordance with Sections 15.2(b) and 15.16 of the Lease.

          (48) Bonds. No operations are to be commenced on the Lowry Range until Pure Cycle has filed good and sufficient bonds,
consistent  with  the requirements of  38-26-106  and   36-1-129,
with the Land Board, and listing Rangeview as a coinsured, in  an amount fixed by the Land Board to secure the payment for damages, losses or expenses caused by Pure Cycle as a result of operations on  or  under  the  Lowry Range.  Pure Cycle  acknowledges  that, pursuant to the Lease, the Land Board may require that the  bonds be  held in full force and in effect for one year after cessation
of  the  operations  for  which  the  bonds  were  intended.   In
addition, Pure Cycle shall comply with the Rules and Regulations with respect to bonds required by Rangeview.

          (49) Bond of Contractors. Bonds provided by contractors for construction activities to Pure Cycle may list the Land Board and Rangeview as coinsureds. As long as such bonds otherwise comply with Section 13.2 above and list the Land Board and Rangeview as coinsureds, the contractors shall not be required to obtain any other bonds for the Land Board or Rangeview.


                          ARTICLE XIV

                 Term, Default and Termination

          (50) Effective Date. Rangeview's rights under the Lease are subject to entry of a final non-appealable order in the Denver
Lawsuit.   The  parties to the Lawsuit have reached a  settlement
agreement,  to  which the Lease is attached  as  Exhibit  1  (the
"Settlement Agreement").  This Agreement shall be binding on  the date  that  it  is fully executed and dulivered by  both  parties hereto,  subject only as a condition subsequent to the occurrence of  the Effective Date (as that term is defined in the Settlement
Agreement).   If  the  Settlement Agreement is  terminated,  this
Agreement shall be null and void ab initio and shall have no force and effect.

          (51) Term. This Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to this Article, shall expire at 12:00 noon on May 1, 2081.

          (52)      Default and Termination.

               1. The following events shall constitute events of default under this Agreement:

                    a. The filing by a party of a petition in bankruptcy, insolvency or for reorganization under the bankruptcy laws of he United States or under any insolvency act of any state, the dissolution of a party, or a party making an assignment for the benefit of creditors;

                b. The taking of the Lease or the Non-Export Water or any part thereof by execution or other process of law or the subjection of the Lease or the Non-Export Water or any part thereof to attachment, which attachment is not discharged or disposed of within sixty (60) days after the levy thereof;

                   c. The institution against a party of involuntary proceedings under any such bankruptcy law or insolvency act or for dissolution, or the appointment of a receiver or trustee for all or substantially all of the property of a party, which proceeding is not dismissed or receivership or trusteeship is not vacated within sixty (60) days after such institution or appointment; or

          d. The material default in the performance of any material term, covenant or condition in this Agreement which default shall continue and not be cured for a period of thirty (30) days after written notice specifically setting forth the nature of the default has been given by the non-defaulting party to the defaulting party, or if more than thirty (30) days is reasonably required to cure such matter complained of, if the defaulting party shall fail to commence to correct the same within said thirty (30) day period and shall thereafter fail to prosecute the same to completion with reasonable diligence.

               2. If an event of default shall occur, then the non-defaulting party may, at its option, without any prejudice to any other  remedies  it may have, (i) terminate this  Agreement  upon giving  written  notice  of  termination  to  the  defaulting  or breaching  party, and, if Rangeview is the non-defaulting  party, at  its  option, exercise its rights under Section  14.4,  and/or
(ii)   commence  an  action  for  specific  performance  of   the
obligations of the defaulting party and/or damages proximately caused by the default or breach and its costs and reasonable attorneys' fees (including costs incurred to cure such default pursuant to Section 14.3(c)).

               3. If either party shall act or fail to act in a manner which would constitute an Event of Default (as that term is defined in the Lease) under the Lease, immediately, with the passage of time, with notice, or any of the foregoing, the non-defaulting party may, at its option, without prejudice to any other remedies it may have, cure such Event of Default and seek reimbursement from the defaulting party for any costs and damages associated therewith or offset such costs and damages from any amounts owed to the defaulting party under this Agreement or otherwise without waiting for the thirty-day period provided for in Section 14(a)(iv) to run.

          (53) Declaration of Forfeiture. If an event of default occurs and Rangeview terminates this Agreement or in the event of a termination pursuant to Section 14.5, Rangeview shall have the right, in connection with such termination, to enter onto the Lowry Range and any part thereof (subject to any existing licenses related to delivery of Export Water), and to expel Pure Cycle from the premises and those claiming through or under Pure Cycle pursuant to this Agreement, and remove the effects of both or  either, without being deemed guilty of any manner of trespass and  without  prejudice to any other remedies.  In the  event  of such termination, Pure Cycle shall surrender and peacefully deliver to Rangeview the above described land and the Non-Export Water, and such land as was in Pure Cycle's possession or control shall be returned to Rangeview in good condition (subject to any existing licenses related to the delivery of Export Water), and Rangeview shall be entitled to the return of all Non-Export Water, plus any interest of Pure Cycle in all infrastructure built to divert or withdraw and deliver the Non-Export Water and any interest in shared facilities for use with the Non-Export Water, plus the revenue stream associated with such Non-Export
Water  and  the  East  Cherry Creek Agreement.   Subject  to  the
following sentence, title to such assets will be conveyed to Rangeview free and clear of all security interests, liens and encumbrances existing at the time of delivery to Rangeview. Notwithstanding the foregoing, Pure Cycle shall have the right to encumber the revenues it receives pursuant to this Agreement in connection with the construction and development of the Water
System.   Upon  such termination, if Pure Cycle shall  remain  in
possession of any part of the Lowry Range (subject to any existing licenses related to delivery of Export Water) or Non-Export Water, Pure Cycle shall be guilty of an unlawful detainer and shall be subject to eviction or removal, forcibly or otherwise, to the extent provided by law.

          (54) Pure Cycle Right of Termination. Pure Cycle may terminate this Agreement at any time without cause upon giving one year's prior written notice to Rangeview. During the one-year period, Pure Cycle shall continue to discharge all of its obligations under this Agreement and shall be entitled to the benefits of this Agreement, unless Rangeview and the Land Board, at their option, require Pure Cycle to discontinue providing services hereunder prior to the expiration of the one-year notice period.

          (55)      Termination of Lease.   If Rangeview's rights to the
Non-Export Water are terminated under the Lease, this Agreement shall terminate.


                           ARTICLE XV

                       General Provisions

          (56) Assignment. Pure Cycle may assign its interest in this Agreement, but only upon terms expressly approved in writing by
Rangeview,  which  approval  may not  be  unreasonably  withheld.
Rangeview  shall not be deemed to be unreasonable in  withholding consent  if it is unable to obtain the consent required from  the
Land  Board  pursuant to Section 9.1(a) of  the  Lease  for  such
assignment.   Any attempted assignment in contravention  of  this
Section shall be null and void. Notwithstanding the foregoing, Pure Cycle may contract with third parties to perform portions of its obligations under this Agreement and such action on Pure
Cycle's part shall not be deemed an assignment of its interest in this Agreement.

          (57) Third Party Beneficiaries. It is not the intent of the parties, nor shall it be the effect of this Agreement, to vest rights of any nature or form in individuals or entities not executing this Agreement as a party except to the extent that this Agreement specifically contemplates vesting rights in the Land Board.

          (58) Notice. All notices required by this Agreement shall be in writing and shall be delivered to the person to whom the notice is directed, in person, by courier service or by United
States mail as a certified item, return receipt requested, addressed to the address stated below. Notices delivered in person or by courier service shall be deemed given when delivered to the person to whom the notice is directed. Notices delivered by mail shall be deemed given on the date of delivery as indicated on the return receipt. The parties may change the stated address by giving ten (10) days' written notice of such change pursuant to this Section.

                    If to Rangeview:

               Rangeview Metropolitan District
               141 Union Boulevard, Suite 150
               Lakewood, Colorado  80228
               Attention:  President

                With copies to the Land Board when required by this Agreement:

               Board of Land Commissioners
               620 Centennial Building
               1313 Sherman Street
               Denver, Colorado  80203
               Attention:  President
               and

               Office of the Attorney General
               1525 Sherman Street, Fifth Floor
               Denver, Colorado  80203
               Attention:  State Land Board Attorney

               If to Pure Cycle:

               Pure Cycle Corporation
               5650 York Street
               Commerce City, Colorado  80022
               Attention:  President

          (59) Construction. Where required for proper interpretation, words in the singular shall include the plural, and the masculine gender shall include the neuter and the feminine, and vice versa, as is appropriate. The article and section headings are for convenience and are not a substantive portion of the Agreement. The Agreement shall be construed as if it were equally drafted in all aspects by all parties.

          (60) Entire Agreement. This Agreement, including the items referenced herein or to be attached in accordance with the provisions of this Agreement, constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings of the parties as to the subject matter of this Agreement. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties or shall change or restrict the provisions of this Agreement.

          (61) Authority. Each of the parties represents and warrants that it has all requisite power, corporate and otherwise, to execute, deliver and perform its obligations pursuant to this Agreement, that the execution, delivery and performance of this Agreement and the documents to be executed and delivered pursuant to this Agreement have been duly authorized by it, and that upon execution and delivery, this Agreement and all documents to be executed and delivered pursuant to this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms.

          (62) Copies. Numerous copies of this Agreement have been executed by the parties. Each such executed copy shall have the full force and effect of an original, executed Agreement.

          (63) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

          (64) Amendment. This Agreement shall not be amended except by a writing executed by both parties and, to the extent required by Section 9.1(a) of the Lease, no such amendment shall be made without the written consent of the Land Board, which consent shall not be unreasonably withheld.

          (65) Compliance with Law. Rangeview and Pure Cycle covenant and agree that during the continuance of this Agreement, they shall comply fully with all provisions, terms, and conditions of all laws whether state or federal, and orders issued thereunder, which may be in effect during the continuance hereof, which in any manner affect their operations and the Lowry Range and Non-
Export Water.

          (66) Binding Effect. The benefits and terms and obligations of this Agreement shall extend to and be binding upon the successors or permitted assigns of the respective parties hereto.

          (67) Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then, and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby.
It is also agreed that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

          (68) Duty of Good Faith and Fair Dealing; Regular Consultation. The parties acknowledge and agree that each party has a duty of good faith and fair dealing in its performance of this Agreement. Pure Cycle will advise Rangeview of its activities no less than annually until such time as Rangeview notifies Pure Cycle that production of Export Water and/or Non-Export Water has reached five hundred (500) acre feet in any calendar year and thereafter, quarterly during the term of this Agreement and will respond to reasonable requests of Rangeview for additional information on Pure Cycle's activities affecting the Lowry Range.

          (69) Further Assurance. Each of the parties hereto, at any time and from time to time, will execute and deliver such further instruments and take such further action as may reasonably be requested by the other party hereto, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement and/or any other agreements or documents related thereto.

          (70) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and applicable federal law.

          (71) Arbitration. Any controversy or claim arising out of or relating to the computation of amounts due pursuant to
Section  8.2 under this Agreement and all other controversies  or claims  which the parties have expressly agreed herein  shall  be submitted  to  arbitration or which relate to matters  which  the
parties   to  the  Lease  have  agreed  shall  be  submitted   to
arbitration, shall be settled by arbitration administered by  the
American   Arbitration  Association  in   accordance   with   its
commercial rules, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Rangeview and Pure Cycle agree that the Land Board may participate directly in any arbitration which affects the Land
Board's  rights and/or obligations with respect to the Non-Export
Water; provided such Land Board agrees to be bound by the arbitration award to the same extent as Rangeview and Pure Cycle.

          (72)      Litigation and Attorneys' Fees.  Except as provided in
Section  15.16 above, in the event of claims, disputes  or  other disagreements between the parties which the parties are not  able to  resolve amicably, either party may bring suit in a  court  of
competent  jurisdiction seeking resolution of  the  matter.   The
prevailing party in any arbitration or suit shall be entitled to recover its reasonable attorneys' fees and costs from the other party.

          (73) Force Majeure. Should either party be unable to perform any obligation required of it under this Agreement, other than the payment of money, because of any cause beyond its control (including, but not limited to war, insurrection, riot, civil commotion, shortages, strikes, lockout, fire, earthquake, calamity, windstorm, flood, material shortages, failure of any suppliers, freight handlers, transportation vendors or like activities, or any other force majeure), then such party's performance of any such obligation shall be suspended for such period as the party is unable to perform such obligation.

           IN WITNESS WHEREOF, the parties hereto have executed this Service Agreement on the date first written above.

ATTEST:                                 RANGEVIEW    METROPOLITAN
                                DISTRICT,  ACTING BY AND  THROUGH
                                ITS WATER ACTIVITY ENTERPRISE


By:                             By:
    Title:                          Title:


ATTEST:                         PURE CYCLE CORPORATION


By:                             By:
    Title:                          Title:


EXHIBIT A TO DOCUMENT 10.2
==========================

                                                  Exhibit A


         RIGHT-OF-WAY       , BOOK       , PAGE


            THIS  INDENTURE  is  made  this              day   of
, 19 , between Rangeview Metropolitan District, acting by and through its water activity enterprise ("Rangeview"), whose
address is                                                 ,  and
Pure Cycle Corporation, a Delaware corporation ("Pure Cycle"), whose address is 5650 York Street, Commerce City, Colorado 80022.

           WHEREAS, Rangeview and Pure Cycle entered into a Service Agreement effective _________________, 1996, pursuant to which Pure Cycle is to construct, operate and maintain a water system on Rangeview's behalf (the "Service Agreement");

WHEREAS, pursuant to the Service Agreement, Pure Cycle has applied to Rangeview for a right-of-way over, upon, under and across the surface of certain portions of land owned by Rangeview as hereinafter described, for the purpose of constructing, reconstructing, operating, repairing, removing and maintaining a ; and

           WHEREAS, Rangeview has agreed to grant such right-of-way for the purpose aforesaid and none other, upon the terms and conditions set forth herein.

           NOW,  THEREFORE,  Rangeview, in consideration  of  the
premises  and the sum of                              Dollard  ($
), paid to Rangeview, the receipt of which is hereby acknowledged, and in further consideration of the terms and conditions of the Service Agreement, does grant and convey to Pure Cycle, its successors and assigns, a non-exclusive right-of-way for the purpose of constructing, reconstructing, operating,
and    maintaining           (describe   scope    and    purpose)
, upon, over, under and across the surface of those lands described as follows: [insert legal description here], (the "Premises").

Subject to the following conditions:

     1. This grant is made with the understanding that Pure Cycle must begin construction of these facilities described above within five years from the date hereof, failing which this grant may be subject to cancellation of the unconstructed portions at the option of Rangeview.

     2. In the event Rangeview should at any time desire to occupy or use or permit the occupancy or use of the Premises, which are subject to the right-of-way herein granted, or any portions thereof, for any purpose with which the aforesaid facilities would interfere, then Rangeview may require Pure Cycle to relocate, raise, lower, disconnect, or otherwise adjust the facilities described above at any location or locations where said facilities pass over and across the Premises after first, in each case, receiving not less than 180 days prior written notice from Rangeview. In such event, Pure Cycle shall be furnished a similar right-of-way to relocate, raise, lower, disconnect or
     otherwise  adjust  said facilities.   The  expense  of  said
     relocation, movement, or rebuilding shall be paid by Rangeview according to the Service Agreement.

     3. This grant of right-of-way is made subject to any and all leases, easements, rights-of-way and other interests heretofore legally granted and now in full force and effect, if any there be.

     4. Rangeview reserves the right to cultivate, use, develop, occupy, sell, lease or otherwise dispose of the Premises and to use the Premises for all purposes, including the issuance of additional rights to third parties, except as necessarily limited by the facilities described above; provided that Pure Cycle's rights to the Premises are not unreasonably impaired by the exercise of this right by Rangeview.

     5. Rangeview reserves the right to require, at Pure Cycle's cost, the burial of any power lines and, to the extent reasonable, other facilities when, in Rangeview's discretion, development of the adjoining property or other circumstances warrant burial. Rangeview shall be given not less than 180 days written notice of such requirement.

     6. This right-of-way is made for the sole and only purpose as herein set forth and no other and does not give Pure Cycle exclusive possession of any part of the land above described. If Pure Cycle or its successors, assigns or licensees shall at any time use or attempt to use the same for any other purpose whatsoever, then this right-of-way shall become void and of no effect, and any and all such rights and privileges herein granted shall revert to Rangeview, subject to any right to cure which may exist under the Service Agreement.

     7. Pure Cycle shall have the right to trim trees and shrubbery upon this right-of-way only if such trees and shrubbery should interfere with or endanger the proper operation, construction and maintenance of said facilities.

     8. Pure Cycle shall not transfer or assign this right-of-way except as permitted by the Service Agreement.

     9. Pure Cycle shall provide drainage and erosion control structures, fences, gates, cattleguards, or any other facilities reasonably necessary to protect the Premises.

     10. Pure Cycle shall not unreasonably fence or obstruct free and open access to and travel upon, over and across the Premises, without written authorization of Rangeview.

     11. Pure Cycle shall have such rights of ingress and egress as may be necessary for the construction, reconstruction, operation, maintenance, and removal of said facilities, but shall not leave open, or permit to be left open, any fences, bars or gates not owned by Pure Cycle. All such fences, bars or gates which may be damaged or disturbed in any way shall be fully restored by Pure Cycle.

     12. In the event that the facilities for which this right-of-way is granted are to be materially enlarged, replaced, relocated, or added to in the future, Pure Cycle shall advise Rangeview of such change and furnish surveys, plats, and a description of the proposed change to Rangeview. Any such changes and the consideration required therefor, shall be controlled by the Service Agreement.

     13. The rights herein granted shall expire when the Service Agreement expires, or otherwise terminates, but no later than May 1, 2081. If the facilities are abandoned or discontinued, all rights hereunder shall automatically terminate. Normal non-use of the approved facility or facilities constructed that is consistent with the prudent operation of a municipal water delivery system shall not constitute abandonment of the facility.

     14. Except as permitted by the Service Agreement, Pure Cycle may not remove its facilities or related improvements without the permission of Rangeview.

     15. If this right-of-way is terminated for any cause whatsoever, Pure Cycle shall restore the Premises, as near as reasonably practicable, to their original condition, if requested to do so by Rangeview.

     16. Pure Cycle agrees to assume all liability arising from the exercise of the right-of-way herein granted in accordance with the terms of the Service Agreement.

     17. Upon completion of construction or reconstruction of the herein described facility, Pure Cycle agrees to restore the Premises surrounding the facility, as near as reasonably practicable, to its original condition, unless otherwise agreed to in writing by Rangeview.

     18. Pure Cycle shall be responsible for and shall pay all taxes, fees, assessments and other charges, if any, in connection with its work, improvements, materials, or facilities to be utilized in accomplishing its activities pursuant to this grant of right-of-way.

     19. This grant shall extend to and be binding upon the successors, licensees and assigns of the parties hereto, and the use of it shall be subject in all respect to the Service Agreement. Any conflict between this grant and the Service Agreement shall be governed by the terms of the Service Agreement.

           IN WITNESS WHEREOF, Rangeview Metropolitan District, acting by and through its water activity enterprise, has executed this grant, and has caused its seal to be hereunto affixed; and Pure Cycle Corporation has accepted this grant and affixed its corporate seal hereto, the day and year first above written.

                                RANGEVIEW  METROPOLITAN DISTRICT,
                                acting  by and through its  water
                                activity enterprise


                                By:
                                   Title:


                                PURE CYCLE CORPORATION


                                By:
                                   Title:

STATE OF COLORADO        )
                         )  SS.
COUNTY OF                               )


           The  foregoing grant of right-of-way was  acknowledged
before me this          day of                        , 199_,  by
,   as                     of  Rangeview  Metropolitan  District,
acting by and through its water activity enterprise.

          WITNESS my hand and official seal.

          My commission expires:                                .




                                Notary Public
[SEAL]



STATE OF COLORADO        )
                         )  SS.
COUNTY OF                               )


           The  foregoing grant of right-of-way was  acknowledged
before me this          day of                        , 199_,  by
,  as                     of  Pure Cycle Corporation, a  Delaware
corporation.

          WITNESS my hand and official seal.

          My commission expires:                                .




                                Notary Public
[SEAL]